                                                                    EXHIBIT 99.1




PRESS RELEASE

FOR IMMEDIATE RELEASE

                                      CONTACT:
                                      William S. Johnson
                                      Vice President and Chief Financial Officer
                                      Cabot Microelectronics Corporation
                                      630/375-6631



                     CABOT MICROELECTRONICS REPORTS RESULTS
                          FOR THIRD FISCAL QUARTER 2003

                REVENUE GREW 3.4%, EARNINGS UP 7.8% SEQUENTIALLY


AURORA, IL, July 24, 2003 -- Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its third fiscal quarter ended June 30, 2003.

Total revenue for the third fiscal quarter of 2003 was $64.3 million, up 3.4% on a sequential basis from $62.2 million in the prior quarter and down 6.0% from $68.4 million in the third quarter a year ago. The majority of the increase from the prior quarter was due to revenue growth from sales of slurries for polishing applications at the leading edge of technology, such as copper interconnects for 130 nanometer IC devices. During this quarter the Company began selling direct to customers in Europe, Singapore and Malaysia rather than through a distributor. As anticipated, the draw down of the distributor's inventory during this transition period reduced revenue this quarter by approximately $3.7 million.

Gross profit in the third fiscal quarter of $32.9 million was up sequentially from $30.4 million. As a percentage of revenue, gross profit increased from 48.9% last quarter to 51.2%. The percentage increase in gross profit resulted primarily from lower manufacturing costs as well as improved product mix. Gross profit in the year ago quarter was $36.3 million or 53.0% of revenue. During the comparable quarter last year the Company experienced a significant


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CABOT MICROELECTRONICS REPORTS RESULTS FOR THIRD FISCAL QUARTER 2003 PAGE 2 of 5


sequential increase in revenue as the industry and its customers ramped production in anticipation of a strong recovery in the second half of 2002 that did not materialize and resulted in an over-build of IC device inventory.

Operating expenses of $18.3 million, consisting of research and development (R&D), selling and marketing, and general and administrative expenses, were up sequentially $1.5 million, and were $1.3 million higher than the year ago quarter. These increases were mainly due to higher R&D spending on new product development, which is consistent with the Company's strategy of investing to maintain its technology leadership.

Net income for the quarter was $9.8 million, compared to $9.1 million in the previous quarter and $13.3 million in the year ago quarter. Diluted earnings per share were $0.40 this quarter, compared to $0.37 in the previous quarter and $0.54 in the year ago quarter.

"We are pleased with our strong financial performance for the quarter," stated Dr. Matthew Neville, Cabot Microelectronics' Chairman and CEO. "Our results reflect the market's adoption of our industry-leading products in the manufacture of the most advanced integrated circuits. We continue to invest in both R&D to maintain our technology leadership, and our operations excellence initiatives to meet our customers' heightened performance requirements."

CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call and a subsequent replay will be available via Webcast at www.cabotcmp.com. Access to the live call is also available by phone at 800-923-0061. Callers outside of the U.S. can dial 706-634-5545. For assistance, call 630-499-2600. This press release, as well as the script of the conference call, will be available in the Investor Relations section of the company's web site at www.cabotcmp.com.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corp., headquartered in Aurora, Ill., is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. These products enable manufacturers of integrated circuits to make smaller, faster and more complex devices and improve their production processes. For more information about Cabot Microelectronics, visit www.cabotcmp.com or call 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of this market, international events, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot

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CABOT MICROELECTRONICS REPORTS RESULTS FOR THIRD FISCAL QUARTER 2003 Page 3 of 5


Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended March 31, 2003, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

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[Tables to follow]





















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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

                                                                   Quarter Ended                         Nine Months Ended
                                                   ---------------------------------------------    -----------------------------
                                                     June 30,        March 31,       June 30,         June 30,        June 30,
                                                       2003            2003            2002             2003            2002
                                                   -------------   -------------  --------------    -------------   -------------
     Revenue                                            $64,288         $62,201         $68,377         $183,762        $169,901

     Cost of goods sold                                  31,360          31,786          32,113           90,811          81,121
                                                   -------------   -------------  --------------    -------------   -------------

             Gross profit                                32,928          30,415          36,264           92,951          88,780

     Operating expenses:

         Research and development                        10,803           9,609          10,190           29,047          23,566

         Selling and marketing                            2,751           2,554           2,470            7,883           7,198

         General and administrative                       4,655           4,595           4,260           13,618          13,541

         Litigation settlement                                -               -               -                -           1,000

         Amortization of intangibles                         85              85              90              255             271
                                                   -------------   -------------  --------------    -------------   -------------

             Total operating expenses                    18,294          16,843          17,010           50,803          45,576
                                                   -------------   -------------  --------------    -------------   -------------

     Operating income                                    14,634          13,572          19,254           42,148          43,204

     Other income (expense), net                             46              43           1,160               84             692
                                                   -------------   -------------  --------------    -------------   -------------

     Income before income taxes                          14,680          13,615          20,414           42,232          43,896

     Provision for income taxes                           4,918           4,561           7,147           14,148          14,661
                                                   -------------   -------------  --------------    -------------   -------------

             Net income                                 $ 9,762         $ 9,054         $13,267         $ 28,084        $ 29,235
                                                   =============   =============  ==============    =============   =============


Basic earnings per share                                $  0.40         $  0.37         $  0.55         $   1.15           $1.21
                                                   =============   =============  ==============    =============   =============

Weighted average basic shares outstanding                24,389          24,346          24,193           24,341          24,140
                                                   =============   =============  ==============    =============   =============


Diluted earnings per share                              $  0.40         $  0.37         $  0.54         $   1.14        $   1.19
                                                   =============   =============  ==============    =============   =============

Weighted average diluted shares outstanding              24,639          24,593          24,521           24,600          24,565
                                                   =============   =============  ==============    =============   =============


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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

                                                                                          June 30,          September 30,
                                                                                            2003                2002
                                                                                       --------------      --------------
                             ASSETS:

Current assets:
     Cash and cash equivalents                                                             $  99,268           $  69,605
     Accounts receivable, net                                                                 30,501              26,082
     Inventories, net                                                                         22,439              21,959
     Other current assets                                                                      7,528               5,637
                                                                                       --------------      --------------
         Total current assets                                                                159,736             123,283

Property, plant and equipment, net                                                           127,581             132,264
Other long-term assets                                                                         2,468               2,838
                                                                                       --------------      --------------
         Total assets                                                                      $ 289,785           $ 258,385
                                                                                       ==============      ==============


         LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                                      $  11,490           $  11,748
     Capital lease obligations                                                                 1,667               1,585
     Accrued expenses, income taxes payable and other current liabilities                     15,058              17,238
                                                                                       --------------      --------------
         Total current liabilities                                                            28,215              30,571

Long-term debt                                                                                     -               3,500
Capital lease obligations                                                                      7,747               8,865
Deferred income taxes and other long-term liabilities                                          4,685               1,943
                                                                                       --------------      --------------
         Total liabilities                                                                    40,647              44,879

Stockholders' equity                                                                         249,138             213,506
                                                                                       --------------      --------------
         Total liabilities and stockholders' equity                                        $ 289,785           $ 258,385
                                                                                       ==============      ==============